UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 1)*

West Coast Bancorp

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

952145100

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ x] Rule 13d-1(c)

[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 952145100                                                         13G/A                                           Page  2  of 18 Pages

1.

NAME OF REPORTING PERSONS

Basswood Opportunity Partners, LP

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [x]

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None.

6.  SHARED VOTING POWER

1,155,789

7. SOLE DISPOSITIVE POWER

None.

8. SHARED DISPOSITIVE POWER

1,155,789

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,155,789

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.199%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 952145100                                                         13G/A                                           Page  3  of 18 Pages

1.

NAME OF REPORTING PERSONS

Basswood Opportunity Fund, Inc.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ x ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None.

6.  SHARED VOTING POWER

395,631

7. SOLE DISPOSITIVE POWER

None.

8. SHARED DISPOSITIVE POWER

395,631

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

395,631

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.410%

12.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 952145100                                                         13G/A                                           Page  4  of 18 Pages

1.

NAME OF REPORTING PERSONS

Basswood Capital Management, L.L.C.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [X]

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

None.

6.  SHARED VOTING POWER

1,551,420

7. SOLE DISPOSITIVE POWER

None.

8. SHARED DISPOSITIVE POWER

1,551,420

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,551,420

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.609%

12.

TYPE OF REPORTING PERSON

OO

CUSIP NO. 952145100                                                         13G/A                                           Page  5  of 18 Pages

1.

NAME OF REPORTING PERSONS

Marcel Lindenbaum

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [X]

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

None.

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

None.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 952145100                                                         13G/A                                           Page  6 of 18 Pages

1.

NAME OF REPORTING PERSONS

Matthew Lindenbaum

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [X]

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,551,420

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

1,551,420

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,551,420

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.609%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 952145100                                                         13G/A                                           Page 7 of 18 Pages

1.

NAME OF REPORTING PERSONS

Bennett Lindenbaum

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  ☑

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,551,420

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

1,551,420

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,551,420

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.609%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 952145100                                                         13G/A                                           Page 8 of 18 Pages

1.

NAME OF REPORTING PERSONS

Nathan Jeremy Lindenbaum

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  ☑

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

None.

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

None.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 952145100                                                         13G/A                                           Page 9 of 18 Pages

1.

NAME OF REPORTING PERSONS

Abigail Lindenbaum Tambor

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  ☑

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

None.

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

None.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 952145100                                                         13G/A                                           Page  10 of 18 Pages

1.

NAME OF REPORTING PERSONS

Victoria Lindenbaum Feder

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  ☑

(b)  [  ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

None.

7. SOLE DISPOSITIVE POWER

0

\

8. SHARED DISPOSITIVE POWER

None.

\

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

Item 1.

(a)

Name of Issuer:   West Coast Bancorp

(b)

Address of Issuer's Principal Executive Offices:

5335 Meadows Road, Suite 201

Lake Oswego, Oregon 97035

Item 2.

(a)

Names of persons filing:  See Cover Pages, Item 1.

(b)

Address of Principal Business Office or, if none, Residence:

c/o Basswood Capital Management, L.L.C.

645 Madison Avenue, 10th Floor

New York, New York 10022

(c)

Citizenship:  See Cover Pages, Item 4.

(d)

Title of class of Securities:   Common Stock, no par value per share

(e)

CUSIP No.:   952145100

Item 3. Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable.

Item 4. Ownership

See Cover Pages, Items 5 through 11.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 96,438,970 shares of Common Stock outstanding as of October 31, 2010, as reported by the Issuer in its Quarterly Report on Form 10-Q for the period ended September 30, 2010.

Basswood Capital Management, L.L.C. is the investment manager for Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. and Matthew Lindenbaum and Bennett Lindenbaum are the managing members of such investment manager.  Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc., Basswood Capital Management, L.L.C., Marcel Lindenbaum, Matthew Lindenbaum, Bennett Lindenbaum, Nathan Jeremy Lindenbaum, Abigail Lindenbaum Tambor, and Victoria Lindenbaum Feder may be deemed to be a group as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, and each member of such group may be deemed to beneficially own the Common Stock beneficially owned by the other members constituting such group.  The group may be deemed to collectively hold 1,551,420 shares of Common Stock which represents approximately 1.609% of the Common Stock.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Please see Exhibit B attached hereto.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below, each of the undersigned certifies that, to the best of his, her, or its individual knowledge and belief, the securities referred to above were not acquired, and are not held, for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired, and are not held, by the undersigned in connection with, or as a participant in, any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: February 14, 2010

BASSWOOD OPPORTUNITY PARTNERS, LP

BY: BASSWOOD PARTNERS, L.L.C., its General Partner

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Managing Member

BASSWOOD OPPORTUNITY FUND, INC.

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Director

BASSWOOD CAPITAL MANAGEMENT, L.L.C.

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Managing Member

/s/ Marcel Lindenbaum

Marcel Lindenbaum

/s/ Matthew Lindenbaum

Matthew Lindenbaum

/s/ Bennett Lindenbaum

Bennett Lindenbaum

/s/ Nathan Jeremy Lindenbaum

Nathan Jeremy Lindenbaum

/s/ Abigail Lindenbaum Tambor

Abigail Lindenbaum Tambor

/s/ Victoria Lindenbaum Feder

Victoria Lindenbaum Feder

INDEX TO EXHIBITS

EXHIBIT A

Agreement of Reporting Persons

EXHIBIT B

Identification of Members of the Group

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agree to file jointly this Schedule to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to this Schedule, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  February 14, 2010

BASSWOOD OPPORTUNITY PARTNERS, LP

BY: BASSWOOD PARTNERS, L.L.C., its General Partner

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Managing Member

BASSWOOD OPPORTUNITY FUND, INC.

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Director

BASSWOOD CAPITAL MANAGEMENT, L.L.C.

By:

/s/ Matthew Lindenbaum

Name:

Matthew Lindenbaum

Title:

Managing Member

/s/ Marcel Lindenbaum

Marcel Lindenbaum

/s/ Matthew Lindenbaum

Matthew Lindenbaum

/s/ Bennett Lindenbaum

Bennett Lindenbaum

/s/ Nathan Jeremy Lindenbaum

Nathan Jeremy Lindenbaum

/s/ Abigail Lindenbaum Tambor

Abigail Lindenbaum Tambor

/s/ Victoria Lindenbaum Feder

Victoria Lindenbaum Feder

EXHIBIT B

Identification of Members of the Group:

Basswood Opportunity Partners, LP

Basswood Opportunity Fund, Inc.

Basswood Capital Management, L.L.C.

 Marcel Lindenbaum

Matthew Lindenbaum

Bennett Lindenbaum

Nathan Jeremy Lindenbaum

Abigail Lindenbaum Tambor

Victoria Lindenbaum Feder